Exhibit 5.2  Legal Opinion


                            Thomas C. Cook, Esq.
                       Law Offices of Thomas C. Cook
                       500 N. Rainbow, Suite 300
                           Las Vegas, NV  89107
                          Phone:  (702) 221-1925
                          Fax:    (702) 221-1963

December 18, 2007

To: Board of Directors, IVPSA Corporation

Re: Registration Statement of Form SB-2 (the "Registration Statement")

Gentlemen:

We have acted as your counsel for IVPSA CORPORATION, a Nevada corporation (the "Company") in connection with the preparation of the Registration Statement on Form SB-2 (the "Registration Statement"), as to which this opinion is a part, filed with the U. S. Securities and Exchange Commission (the "Commission") for the resale of up to 3,373,750 shares of common stock, $0.001 par value, of the Company (the "Shares").

In that connection, we have examined original copies, certified or otherwise identified to our satisfaction, of such documents and corporate records, and have examined such laws or regulations, as we have deemed necessary or appropriate for the purposes of the opinions hereinafter set forth.

Based on the foregoing, we are of the opinion that:

1. The company is a corporation duly organized and validly existing under the laws of the State of Nevada.

2. The Shares to be issued as covered by the Registration Statement and registered by the Company, were issued in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to be named in the Prospectus forming Part I of the aforesaid Registration Statement under the caption, "Legal Matters" and the filing of this opinion as an Exhibit to said Registration Statement.

Sincerely,

Law Offices of Thomas C. Cook

/s/ Thomas C. Cook
-----------------------
    Thomas C. Cook, Esq.

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